Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Announces $45 Million Term Loan Agreement with Capital Royalty

SEATTLE – April 3, 2014 – NanoString Technologies, Inc. (NASDAQ: NSTG), a provider of life science tools for translational research and molecular diagnostic products, today announced that it has entered into a term loan agreement with Capital Royalty L.P. and certain of its affiliates. The agreement provides NanoString with up to $45 million of available borrowing capacity.

“Together with the capital we have raised through recent equity offerings, the agreement with Capital Royalty provides the funding we need to continue to pursue our business plan aggressively,” stated Brad Gray, Chief Executive Officer of NanoString. “The optional borrowing amounts provide added flexibility to fund other growth initiatives as opportunities arise.”

Under the terms of the agreement, Capital Royalty will initially provide $30 million, of which $20 million will be borrowed up front to retire the company’s existing loans with Oxford Finance and Silicon Valley Bank and $10 million will be borrowed within six months. Up to $15 million of additional funding will be available to the company, at its option, through May 2015, subject to the satisfaction of a revenue milestone and certain other borrowing conditions. The agreement has a term of six years, with quarterly payments of interest only for the first five years. At the Company’s option, during the first four years a portion of the interest payments can be deferred and paid together with the principal in the sixth year.

“This transaction is another example of our strategy to partner with commercial stage life sciences businesses having high growth potential,” said Charles Tate, Chairman of Capital Royalty L.P. “We are particularly excited by NanoString’s opportunity to expand beyond its thriving research based business into diagnostics, initially with the ProsignaTM breast cancer assay.”

Armentum Partners acted as financial advisor to NanoString for the debt transaction.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System, which has been employed in basic and translational research since it was first introduced in 2008 and cited in more than 360 peer-reviewed publications, has also now been applied to diagnostic use as the nCounter Dx Analysis System. The company’s technology offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. The company’s technology enables a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The nCounter-based Prosigna™ Breast Cancer Prognostic Gene Signature Assay is the first in vitro diagnostic assay to be marketed through the company’s diagnostics business. The nCounter Dx Analysis System is FDA 510(k) cleared for use with the Prosigna Breast Cancer Prognostic Gene Signature Assay. To date, it has not been cleared by the FDA for other indications or for use with other assays.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

For more information, please visit www.nanostring.com.

About Capital Royalty L.P.

Capital Royalty L.P. is a market pioneer and innovator in healthcare investing focused on intellectual property investments in approved products through structures including royalty bonds, secured debt, revenue interests and traditional royalty monetizations. Capital Royalty works directly with leading healthcare companies, research institutions and inventors to provide customized solutions to meet their unique financing needs. The value of each investment is based on the future revenue of commercialized biopharmaceutical products and medical technologies. Capital Royalty is actively making investments through Capital Royalty Fund II L.P., which has $805 million of committed capital. The firm is headquartered in Houston, Texas with offices in Boulder, Colorado and New York City.

For additional information, please visit www.capitalroyalty.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the sufficiency of our current funding to carry out our business plan and the availability of optional borrowing amounts. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Investor Contact:

Lynn Pieper of Westwicke Partners

For NanoString Technologies

lynn.pieper@westwicke.com

415-202-5678

Media Contact:

Nicole Litchfield of Bioscribe, Inc.

For NanoString Technologies

nicole@bioscribe.com

415-793-6468